Exhibit 10(b)(1)

BENEFIT PLAN REVIEW COMMITTEE OF OLIN CORPORATION

AMENDMENT TO THE

OLIN CORPORATION EMPLOYEE DEFERRAL PLAN

(As amended and restated effective January 30, 2003)

Olin Corporation (the “Company”) currently maintains the Olin Corporation Employee Deferral Plan (the “Plan”). In Section 15 of the Plan, the Company reserved the right to amend the Plan. Pursuant to the authority granted to the Benefit Plan Review Committee of Olin Corporation (“the Committee”), effective as of January 1, 2005, the Committee hereby amends the Plan in the following manner:

1.	Section 1 of the Plan is amended by adding the following:

“Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005, the Plan shall be frozen and shall not permit any deferrals of compensation on or after such date. The provisions of the Plan shall continue in all other respects, including (without limitation) the distribution and participant account provisions. As a frozen plan, the Plan is intended to be exempt from the requirements of Internal Revenue Code Section 409A, and its administration and interpretation will be effected with such intent.”

2.	Section 7 of the Plan is amended by adding the following subsection (c):

“(c) No Elections after 2004. Notwithstanding anything in the foregoing sections to the contrary, Participants will not be allowed to make any Elections (or changes to Elections) providing for Participant deferrals of Compensation after December 31, 2004.”